EXHIBIT 23.1 – CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medicure Inc.

We consent to the incorporation by reference in the registration statement (File No. 333- 146574)  on Form S-8 of Medicure Inc., of our report dated September 14, 2012, with respect to the consolidated statements of financial position of Medicure Inc. as of May 31, 2012 and 2011 and June 1, 2010, and the related consolidated statements of net income (loss) and comprehensive income (loss), changes in deficiency and cash flows for each of the years in the two-year period ended May 31, 2012 which report appears in the May 31, 2012 Annual Report on Form 20-F of Medicure Inc.

Our report dated September 14,  2012 contains an explanatory paragraph that states that the Company has experienced operating losses and has accumulated a deficit of $123,303,052 that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Chartered Accountants

September 25, 2013
Winnipeg, Canada

146

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medicure Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-146574) of Medicure Inc. of our report dated September 25, 2013, with respect to the consolidated financial statements of Medicure Inc., included in this Annual Report (Form 20-F) for the year ended May 31, 2013.

Winnipeg, Canada,
September 25, 2013.	Chartered Accountants

147